Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces Contract Signings

Expands Work-Load at CBI in Support of Vaccine Development

RICHMOND, VA (March 10, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), today reported receipt of additional new contract awards totaling nearly $2 million. These new contracts are in addition to those announced in January, and bring new signings for work to be done in 2005 and beyond to nearly $3 million.

Under one of the new contracts, valued at about $1.8 million, CBI will produce large amounts of proteins and antibodies related to vaccines against certain select agent pathogens. Virtually all of the revenues from this contract are expected to be realized throughout the remainder of 2005, while about $ 240,000 is earmarked for stability testing to be done over the next six years.

CBI is also pleased to announce re-award of a paternity analysis contract for its FIL division from a major metropolitan city authority. This contract renewal is valued at approximately $100,000 and spans the period April, 2005 though March, 2006.

“CBI has assembled a formidable team with regard to vaccine production geared towards select agent pathogens,” explained Robert B. Harris, President and CEO, CBI and Program Manager for the new contract. “We consider laboratory support for vaccine development one of our top priorities, and are working diligently towards meeting the demands of production, development, and compliance associated with this work.”

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About CBI

Commonwealth Biotechnologies, Inc. is a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery, and through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that; (a) CBI will compete effectively for additional contracts; (b) that CBI will receive all fees anticipated under the contracts referenced herein; or (c) that CBI’s customers will not terminate such contracts prior to their completion. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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